                               SENIOR BRIDGE NOTE
$18,000,000                                                       New York, N.Y.
                                                               December 31, 1996

FOR VALUE RECEIVED, the undersigned, Alliance Imaging, Inc., a Delaware corporation ("Borrower"), promises to pay to the order of General Electric
              --------
Company, a New York corporation or its assigns ("Lender"), in New York, New
                                                 ------
York, or at such other place as may be designated in writing by the holder of this Senior Bridge Note (together with all supplements, amendments or modifications hereto or renewals hereof, the "Note"), on February 28, 1997 (the
                                              ----
"Maturity Date"), the principal sum of Eighteen Million Dollars ($18,000,000.00), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal hereof at the rate of 10% per annum from December 31, 1996, payable on the Maturity Date, and thereafter to pay interest (so computed) at the rate of 14% per annum on any overdue principal and, to the extent permitted by applicable law, on any overdue interest, until the same shall be paid. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds. The loan evidenced hereby (the "Loan") has been extended by Lender to Borrower pursuant
                       ----
to the Bridge Loan Agreement between Borrower and Lender dated as of December 31, 1996 (the "Loan Agreement"). All of the terms, covenants and conditions of
               --------------
the Loan Agreement and all other instruments evidencing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full. In particular, but without limitation of the foregoing, the Maturity Date is subject to extension in the circumstances described in the Loan Agreement.

Notwithstanding the previous paragraph, at any time after the occurrence and during the continuation of a Default, interest shall accrue on this Note at the rate of 14% per annum.

1.   Principal Payments.  The principal amount of the indebtedness from time to
     ------------------
     time evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, the outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on the Maturity Date.

2.   Prepayment.  Borrower shall not have the right to prepay the Loan.
     ----------

3.   Lender's Option to Accelerate.  If:  (a) Borrower shall fail to pay when
     -----------------------------
     due any sums payable hereunder; or (b) a Default occurs, THEN Lender may,
                                     --                       ----
     at its sole option, declare all sums owing under this Note immediately due and payable.

4.   Lender's Option to Convert.  Lender may, at its sole option, convert
     --------------------------
     principal amounts owing under this Note to shares of the Borrower's Series D 4% Cumulative Redeemable Convertible Preferred Stock, on the terms and as set forth in the Loan Agreement.

5.   Attorneys' Fees.  If any attorney is engaged by Lender to enforce or defend
     ---------------
     any provision of this Note or the Loan Agreement, or as a consequence of any Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys' fees and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys' fees and costs had been added to the principal.

6.   No Waiver.  No previous waiver and no failure or delay by Lender in acting
     ---------
     with respect to the terms of this Note or any Loan Document shall constitute a waiver of any breach, default, or failure of condition under this Note, such Loan Document or the obligations secured thereby. A waiver of any term of this Note, any Loan Document or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loans, the terms of this Note shall prevail.

7.   Borrower Waivers.  Except as otherwise provided in any agreement executed
     ----------------
     in connection with this Note, Borrower waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under this Note.

8.   Time of the Essence.  Time is of the essence with respect to every
     -------------------
     provision hereof.

9.   Governing Law.  This Note is made and delivered in New York, New York, and
     -------------
     shall be governed by the laws of the State of New York.

                                       "BORROWER"

                                       ALLIANCE IMAGING, INC.,
                                       a Delaware corporation


                                       By:  ______________________________

                                       Its:

                                       2